Exhibit 4.6

EXECUTION COPY

FIFTH AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT
AGREEMENT

FIFTH AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of January 14, 2003 (this “Amendment”), to the Existing Credit Agreement (as hereinafter defined), by and among (i) CONN-SELMER, INC., f/k/a THE SELMER COMPANY, INC., a Delaware corporation, and the surviving corporation of the merger of United Musical Instruments USA, Inc. with and into Conn-Selmer, Inc. (“Conn-Selmer”), (ii) STEINWAY, INC., a Delaware corporation (“Steinway” and together with Conn-Selmer, the “Borrowers”), (iii) those signatories hereto and identified on Schedule I (as may be amended from time to time) as Guarantors (the “Guarantors”), (iv) the lenders (the “Lenders”) from time to time party to the Agreement (defined below) and (v) GMAC COMMERCIAL CREDIT LLC, a New York limited liability company (the “Administrative Agent”), as administrative agent for the Lenders hereunder.

RECITALS

The Borrowers, Guarantors, the Administrative Agent and the Lenders have entered into the Existing Credit Agreement, pursuant to which the Lenders are providing to the Borrowers an $85,000,000 revolving credit facility, a $22,500,000 term loan facility and a $45,000,000 term loan facility, each of which are secured by certain accounts receivable, real estate, and other collateral of Conn-Selmer, Steinway and UMI and guaranteed by the Guarantors.  The parties desire to amend certain provisions of the Existing Credit Agreement as hereinafter provided to, among other things, reflect that The Selmer Company, Inc. has changed its name to Conn-Selmer, Inc., and that United Musical Instruments USA, Inc. has been merged with and into Conn-Selmer, Inc. with Conn-Selmer as the surviving corporation.

In consideration of the foregoing and of the mutual covenants and undertakings herein contained, the parties hereto hereby agree that the Existing Credit Agreement is amended as hereinafter provided.

ARTICLE I

Definitions

1.             Definitions.           (a) In addition to the definitions set forth in the heading and the recitals to this Amendment, the following definitions shall apply hereto:

“Agreement”:  the Existing Credit Agreement as amended, supplemented or otherwise modified from time to time up to and including this Amendment.

“Existing Credit Agreement”: the Second Amended and Restated Credit Agreement, dated as of September 14, 2000, among (i) Selmer, (ii) Steinway, (iii) UMI, (iv) the Guarantors, (v) the Lenders and (vi) the Administrative Agents as amended or otherwise modified from time to time prior to the Fifth Amendment Effective Date.

(b)           Unless otherwise indicated, capitalized terms that are used but not defined herein shall have the meanings ascribed to them in the Existing Credit Agreement.

ARTICLE II

Representations

1.             Representations.  Each of the Borrowers and Guarantors hereby represents and warrants as follows:

(a)           It has full power, authority and legal right to enter into this Amendment and perform all of its respective obligations hereunder. The execution, delivery and performance hereof is within its powers and has been duly authorized, is not in contravention of any Requirement of Law which might have a material adverse effect upon it, the Collateral, its operations, financial condition or prospects, or in contravention of the terms of its by-laws, certificate of incorporation, declaration of trust or other documents relating to its formation, as applicable, or to the conduct of its business or of any material agreement or undertaking to which it is a party or by which it is bound, and will not conflict with or result in any breach of any of the provisions of, or constitute a default under, or result in the creation of any Lien upon any of its assets under, the provisions of any agreement, charter, instrument, by-law, declaration of trust or other instrument to which it is a party or by which it or its assets may be bound.

(b)           It is duly organized and in good standing under the laws of its respective state of organization and it is qualified to do business and is in good standing in each jurisdiction where qualification and good standing are necessary for it to conduct its businesses and own its properties and where the failure to so qualify would have a Material Adverse Effect.

(c)           This Amendment has been duly executed and delivered on its behalf and this Amendment constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(d)           The conditions contained in Article IV hereof have been satisfied.

(e)           Each of the Loan Documents is on the date hereof in full force and effect.

(f)            No Default or Event of Default has occurred and is continuing.

ARTICLE III

Amendments to Existing Credit Agreement

1.             The preamble of the Existing Credit Agreement is hereby deleted in its entirety and replaced with the following:

SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of September 14, 2000, among (i) CONN-SELMER, INC., f/k/a THE SELMER COMPANY, INC., a Delaware corporation, and the surviving corporation of the merger of United Musical Instruments USA, Inc. with and into Conn-Selmer, Inc. (“Conn-Selmer”), (ii) STEINWAY, INC., a Delaware corporation (“Steinway” and together with Conn-Selmer, the “Borrowers”), (iii) those signatories hereto and identified on Schedule I (as may be amended from time to time) as “Guarantors” (the “Guarantors”), (iv) the lenders from time to time parties to this Agreement (the “Lenders”), and (v) GMAC

COMMERCIAL CREDIT, LLC, a New York limited liability company (“GMACCC”), as administrative agent for the Lenders hereunder.

2.             All references to “The Selmer Company, Inc.,” “Selmer,” “United Musical Instruments USA, Inc.,” or “UMI” in the Existing Credit Agreement and in any and all documents executed in connection therewith, including, without limitation, all of the Notes, shall be deemed to be references to “Conn-Selmer, Inc.”

3.             Amendments to Section 1.

(a)           Section 1.1 of the Existing Credit Agreement is hereby amended by addition of the following definitions in alphabetical order.

(i)            “Dealer Notes”:  notes made by Conn-Selmer dealers in favor of Conn-Selmer.

(b)           The definition of “Eligible Accounts” is hereby amended by deletion of all language after the end of subsection (o) and replacing such deleted language with the following:

“notwithstanding the foregoing, Eligible Accounts may include in addition to any account of any Borrower constituting an Eligible Account hereunder, Dealer Notes otherwise qualifying as Eligible Accounts hereunder having an aggregate outstanding principal amount at any time of up to $20,000,000 that mature up to two years from the execution thereof.”

(c)           The definition of “Revolver Borrowing Base” is hereby deleted in its entirety and replaced with the following:

“Revolver Borrowing Base”:  at any time, an amount equal to the lesser of (I) Aggregate Maximum Revolving Credit Commitment Amount and (II) the sum of:

(a)                                  up to eighty percent (80%) of the then Eligible Accounts of Selmer, Boston Piano Co. and Steinway, other than Accounts constituting Dealer Notes;

(b)                                 up to 50% of the then Eligible Accounts of Conn-Selmer, constituting Dealer Notes;

(c)                                  up to the sum of (A) in the case of Steinway grand pianos, the sum of (1) eighty-five percent (85%) of the Current Wholesale Value of all finished and near-finished pianos, (2) seventy-five percent (75%) of the Current Wholesale Value of Concert and Artist Bank Pianos, and (3) seventy percent (70%) of the Current Wholesale Value of all Factory Returns; (B) in the case of Steinway upright pianos, the sum of (1) sixty-five percent (65%) of the Current Wholesale Value of all finished and near-finished pianos, and (2) fifty percent (50%) of the Current Wholesale Value of all Factory Returns; (C) in the case of Boston and Essex grand pianos, the sum of (1) sixty-five percent (65%) of the Standard Cost Value of all finished pianos, and (2) fifty percent

(50%) of the Standard Cost Value of all Factory Returns; and (D) in the case of Boston and Essex upright pianos, the sum of (1) fifty percent (50%) of Standard Cost Value of all finished pianos, and (2) forty percent (40%) of the Standard Cost Value of all Factory Returns;

(d)                                 up to fifty percent (50%) of the cost of the Eligible Inventory of Steinway constituting raw materials;

(e)                                  up to sixty-five percent (65%) of the cost of Eligible Inventory of Conn-Selmer constituting finished goods;

(f)                                    up to twenty-five percent (25%) of the cost of Eligible Inventory of Conn-Selmer constituting raw materials; and

(g)                                 up to the lesser of $7,500,000 and twenty-five percent (25%) of the cost of Eligible Inventory of Conn-Selmer constituting work-in-process.

4.             Release of Certain Guarantors.  Schedule 1 to the Existing Credit Agreement is hereby amended by deletion of Emerson Musical Instruments, Inc., United Musical Instruments Holdings, Inc., and The O.S. Kelly Corporation as guarantors.

ARTICLE IV

Conditions to Effectiveness

This Amendment, and the modifications to the Existing Credit Agreement provided for herein, shall become effective on the date (the “Fifth Amendment Effective Date”) on which all of the following conditions have been (or are concurrently being) satisfied:

1.             This Amendment shall have been duly executed and delivered by each party thereto.

2.             Each of the representations and warranties made by the Borrowers and Guarantors in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of the Fifth Amendment Effective Date as if made on and as of such date (except to the extent the same relate to another, earlier date, in which case they shall be true and correct in all material respects as of such earlier date).

3.             No Default or Event of Default shall have occurred and be continuing.

4.             All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by the Existing Credit Agreement and this Amendment shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

ARTICLE V

Miscellaneous

1.             Amendment Fee.  In consideration of the Lenders’ agreement to the amendments to the Existing Credit Agreement set forth in this Fifth Amendment, Borrowers shall pay to the Lenders a fee of $50,000, which fee will be split pro rata among the Lenders in accordance with their percent participation in this credit.

2.             Consent to Dissolution of Certain Entities.  Based on the representations of the Borrowers that Emerson Musical Instruments, Inc. UMI Musical Instruments Holdings, Inc., and O.S. Kelly Corporation are inactive and have no assets, the Lenders hereby consent to the dissolution of such corporations and to their removal as Guarantors.

3.             Payment of Expenses. Without limiting its obligations under Section 12.8 of the Agreement, the Borrowers jointly and severally agree to pay or reimburse the Administrative Agent for all of its reasonable costs and expenses incurred in onnection with this Amendment, including, without limitation, the reasonable costs and expenses of counsel to the Administrative Agent and expressly acknowledge that their obligations hereunder constitute “Obligations” within the meaning of the Existing Credit Agreement.

3.             No Other Amendments; Confirmation.  Except as expressly amended, modified and supplemented hereby and by the documents related hereto, the provisions of the Existing Credit Agreement and the other Loan Documents shall remain in full force and effect.

5.             Affirmation by Loan Parties. Each Loan Party hereby reaffirms its obligations under the Loan Documents executed by such Loan Party.

6.             Governing Law; Counterparts. (a) This Amendment and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

(b)           This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Amendment signed by all the parties shall be lodged with each of the Borrowers and the Administrative Agent, as the Administrative Agent. This Amendment may be delivered by facsimile transmission of the relevant signature pages hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

CONN-SELMER, INC.,
Borrower

By	/s/ Dennis M. Hanson
Title: Executive Vice President

STEINWAY, INC.,
Borrower

By	/s/ Dennis M. Hanson
Title: Executive Vice President

GMAC COMMERCIAL CREDIT LLC,
as Administrative Agent

By	/s/ Daniel Manella
Title: Senior Vice President

GMAC COMMERCIAL CREDIT LLC,
as Lender

By	/s/ Daniel Manella
Title: Senior Vice President

FLEET CAPITAL CORPORATION,
as Lender

By	/s/ Daniel P. Corcoran
Title: Senior Vice President

GUARANTEE BUSINESS CREDIT
CORPORATION
as Lender

By	/s/ James E. Casper
Title: Senior Vice President

BANK OF NEW YORK,
as Lender

By	/s/ John M. Foley, Jr.
Title: Vice President

BANKNORTH, N.A.,
as Lender

By	/s/ Mark Evitts
Title: Vice President

SCHEDULE I

GUARANTORS

Steinway Musical Instruments, Inc.,
Guarantor

By:	/s/ Dennis M. Hanson
Title: Senior Executive Vice President

800 South Street
Suite 425
Waltham, MA 02453

The Steinway Piano Company, Inc.,
Guarantor

By:	/s/ Dennis M. Hanson
Title: Executive Vice President

600 Industrial Parkway
Elkhart, IN 46516

The SMI Trust,
Guarantor

By:	/s/ Dennis M. Hanson
Title: Trustee

800 South Street
Suite 425
Waltham, MA 02453

S&B Retail, Inc.,
Guarantor

By:	/s/ Dennis M. Hanson
Title: Executive Vice President

455 Route 17 South
Paramus, New Jersey 07652

Boston Piano Company, Inc.,
Guarantor

By:	/s/ Dennis M. Hanson
Title: Executive Vice President

37-11 19th Avenue
Long Island City, NY 11105

The O.S. Kelly Company,
Guarantor

By:	/s/ Dennis M. Hanson
Title: Executive Vice President

P.O. Box 1267
318 E. North Spring Street
Springfield, OH 45503

The undersigned hereby further consents to that certain Fourth Amendment to Second Amended and Restated Credit Agreement dated as of July 17, 2002 among the Borrowers, the Guarantor specified on Schedule I thereto (which should have included the undersigned), the Lenders and the Administrative Agent.

The O.S. Kelly Company,
Guarantor

By:	/s/ Dennis M. Hanson
Title: Executive Vice President

P.O. Box 1267 318 E. North Spring Street Springfield, OH 45503